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Exhibit 10.15




                                  July 29, 2004


Phylis M. Esposito
434 East 52nd Street
Penthouse East
New York, New York  10022

         Re:      Executive Employment Agreement

Dear Phylis:

         The purpose of the letter is to set out certain action taken by you and the Company with regard to your employment. In 2003, it was agreed that your Executive Employment Agreement dated February 1, 2002 ("Agreement"), would be renewed for the additional 12 months referred to in the Agreement as the Renewal Term. The full Term of your Agreement (including the initial and the Renewal
Term) was to end on June 30, 2004. Recently, you and Joe Moglia, on behalf of Ameritrade, agreed to extend the Term of your Agreement for another 12 months, ending on June 30, 2005.

         At the time when your Agreement was renewed for the first 12 month Renewal Term, it was agreed that in addition to continuing your role as head of Investor Relations, you would head-up the newly created Government Relations function and no longer be responsible for corporate communications or marketing.

         Please indicate by signing the letter is the space below that the description above accurately represents the understanding reached between you and the Company and return one fully signed letter to me. Please keep one copy for your files.

                                            Very truly yours,

                                            AMERITRADE HOLDING CORPORATION


                                            By: /s/ Kurt Halvorson
                                                --------------------------------
                                                Kurt Halvorson
                                                Chief Administrative Office

The undersigned agrees that this letter accurately sets out the agreement reached between the undersigned and Ameritrade.

/s/ Phylis M. Esposito
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Phylis M. Esposito